EXHIBIT 10(e)(2)

2017 Executive Long-Term Incentive Program (“2017 E-LTIP”)

Under the 2017 E-LTIP, executive officers of the Company are eligible to receive performance shares based on (i) satisfying certain performance measures established by the Compensation Committee of the Board of Directors for 75% of the award and (ii) continued service only for the remaining 25% of the award.
The applicable performance elements and corresponding weightings for the 2017 E-LTIP are:
(i) (50%) CAGR1 Adjusted Earnings per Share (EPS): Diluted Earnings per Share from Continuing Operations as reported in the Company’s audited consolidated financial statements, as adjusted annually on an after-tax basis for the following discretely disclosed (in either Management’s Discussion and Analysis/MD&A or the footnotes to the financial statements) items (on an individual, or in the aggregate, basis per item and subject to monetary thresholds as noted):

1)	Amortization of acquisition-related intangibles;

2)	Non-service related defined benefit pension and retiree health costs;

3)	Restructuring charges, including our share of Fuji Xerox restructuring costs;

4)	Separation and related costs;

5)
Items individually identified within Other Expenses, net, (except for interest, currency and asset sales) and to the extent the amount is greater than $10 million pre-tax. If any such item qualifies for separate line item disclosure on the face of the consolidated statement of income in accordance with Generally Accepted Accounting Principles consistently applied, then such item will also warrant adjustment;

6)	Gains/(losses) from the settlement of tax audits or changes in enacted tax law (to the extent the amount is greater than $10 million pre-tax);

7)	Non-cash write-offs or impairments, except for assets acquired or developed within the past 3 years of the balance sheet date (to the extent the amount is greater than $10 million pre-tax);

8)	Gains/(losses) resulting from acts of war, terrorism or natural disasters (to the extent the amount is greater than $10 million pre-tax);

9)	Impact of share repurchases greater than two percent of adjusted EPS as defined above;

10)	Our share of the after-tax effects of adjustments 5) through 8) incurred by Fuji Xerox (to the extent our share is greater than $2.5 million).
(ii) (30%) Cumulative Adjusted Operating Cash Flow from Continuing Operations: Net Cash provided by (used for) Operating Activities of Continuing Operations as reported in the Company’s audited consolidated financial statements, as adjusted annually for the following items:

1)
With the exception of cash payments for restructurings, cash flow impacts (inflows and outflows) resulting from the EPS adjustments as identified above, regardless of whether the cash flow impact and the EPS impact are in the same fiscal year;

2)	Cash payments for restructurings in excess of or less than the amount reported as current restructuring reserves in the preceding year’s Annual Report;

3)	Pension contributions in excess of or less than the planned amounts for each year;

4)	Impact of changes in receivables factoring programs as compared to total amount factored at December 31, 2016 ($480 million net of the deferred purchase price).

(iii) (20%) CAGR1 Revenue Growth: Revenue growth adjusted annually to exclude the impact of changes in the translation of foreign currencies into U.S. dollars.

EPS, Operating Cash Flow and Revenue Growth will be adjusted for:

1)	Impacts of any individual acquisition in excess of $500 million purchase price;

2)	Impacts of a divestiture with revenue equal to or greater than $100 million;

3)	Effects of a change in accounting principle as identified within the Company’s consolidated financial statements or MD&A.
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1 CAGR = Compounded Annual Growth Rate.

2